Exhibit F








                                December 16, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      National Fuel Gas Company
                  Declaration on Form U-1/A (File No. 70-8943)

Ladies and Gentlemen:

         This opinion relates to the above-referenced Declaration, as amended by Amendment No. 1 thereto (as amended, the "Declaration"), filed by National Fuel Gas Company ("National") under the Public Utility Holding Company Act of 1935, as amended. The Declaration seeks the following authorization:

         (i) To adopt and implement the Shares Payment Policy of National (the "Policy") and, pursuant thereto, to issue up to 100,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), of National to outside (non-employee) directors of National in partial payment of their annual retainer fees; and

         (ii) To solicit proxies from the holders of shares of Common Stock of National in connection with the foregoing.

         In this connection, we have examined the Restated Certificate of Incorporation and By-Laws of National, each as amended, the resolutions adopted by the National Board of Directors authorizing and approving the Policy, the description of the Policy in the Declaration, and such other documents, certificates and corporate records and such questions of law as we have deemed necessary for the purposes of this opinion.


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         Based upon the foregoing, we are of the opinion that:

         1. National is a corporation duly organized and validly existing under the laws of the State of New Jersey.

         2. If (i) the proposed transactions are consummated in accordance with the Declaration and the order or orders of the Securities and Exchange Commission thereon, (ii) the holders of the outstanding shares of Common Stock of National shall have approved the Policy, and (iii) the certificates representing any shares of Common Stock issued pursuant to the Policy shall have been duly executed, countersigned, registered and delivered pursuant to the terms and subject to the conditions set forth in the Policy:

                  A. All laws of the State of New Jersey that we consider applicable to the proposed transactions will have been complied with;

                  B. Shares of Common Stock issued pursuant to and subject to the terms and conditions of the Policy will be validly issued, fully paid and non-assessable;
                  C. Subject to the terms of the Policy, the holders of shares of Common Stock so issued will be entitled to the rights and privileges pertaining thereto, as set forth in the Restated Certificate of Incorporation of National, as amended; and

                  D. The legal rights of the holders of any securities issued by National will not have been violated.

         We have not been requested to and, therefore, express no opinion herein concerning the applicability of federal or state securities or "blue sky" laws (including, without limitation, the New Jersey Uniform Securities Law, as amended) to the issuance of Common Stock pursuant to the terms of the Policy.

         We consent to the use of this opinion as an exhibit to the Declaration.

                                                     Very truly yours,


                                                     /s/Stryker, Tams & DIll


                                                     STRYKER, TAMS & DILL